Exhibit 99.1

For Release 1:05 p.m. PDT

Sept. 19, 2019

Microsoft announces board changes and proposes election of new board member

REDMOND, Wash. — Sept. 19, 2019 — Microsoft Corp. on Wednesday announced the nomination of Emma Walmsley, CEO of GlaxoSmithKline (GSK) and member of the GSK board, to the Microsoft board of directors. Walmsley will be presented for election at the company’s annual shareholders meeting, which will be held Dec. 4, 2019.

“Emma is an accomplished business leader who led major advances in research and development at GSK and will bring her significant insights and global experience to Microsoft,” said John W. Thompson, Microsoft independent board chair. “We believe she will be a valuable addition to the board.”

Microsoft also announced that Charles H. Noski, former vice chairman of AT&T Corp. and Bank of America Corp., and Dr. Helmut Panke, former chairman of the board of management at BMW AG, have decided that after almost 16 years of service, both will not seek re-election to the Microsoft board. Their current term expires at the annual shareholders meeting.

“Chuck and Helmut each have brought tremendous wisdom and judgment to our board, including in the vital roles Chuck has played as chair of the Audit Committee and Helmut has played as chair of the Regulatory and Public Policy Committee,” Thompson said.

Bill Gates, who served as chair when Noski and Panke joined the Microsoft board in 2003, said “Chuck and Helmut have been critical and insightful directors during multiple key moments for Microsoft for more than a decade and a half, and we are grateful for their many contributions.”

“I very much appreciate the important role that Chuck and Helmut have both played as directors and advisors to me as we’ve pursued Microsoft’s transformation,” said Satya Nadella, Microsoft CEO.

Emma Walmsley was appointed CEO of GSK in April 2017 and has been a member of GSK’s corporate executive team since 2011. She was the CEO of GSK Consumer Healthcare, a joint venture between GSK and Novartis, from its creation in March 2014 to 2017. Walmsley joined GSK in 2010, with responsibility for Consumer Healthcare, Europe. Before joining GSK, Walmsley worked for L’Oreal in a variety of marketing and general management roles in Paris, London, Shanghai and New York. She holds an MA in classics and modern languages from Oxford University.

If Walmsley and the rest of the company’s nominees are elected, Microsoft’s board of directors will consist of 13 members, including John W. Thompson, Microsoft independent board chair; William H. Gates, Microsoft co-founder and technology advisor; Reid Hoffman, partner at Greylock Partners; Hugh Johnston, vice chairman and chief financial officer of PepsiCo; Teri L. List-Stoll, executive vice president and chief financial officer of Gap Inc.; Satya Nadella, chief executive officer of Microsoft; Sandra E. Peterson, operating partner at Clayton, Dubilier & Rice; Penny Pritzker, founder and chairman of PSP Partners; Charles W. Scharf, chairman and chief executive officer of The Bank of New York Mellon Corp.; Arne Sorenson, president and CEO of Marriott International Inc.; John W. Stanton, chairman of Trilogy Partnerships; and Padmasree Warrior, founder, president and CEO, Fable Group Inc.

If nominees are elected by shareholders, the updated composition of each committee will be as follows. The board will determine a committee appointment for Ms. Walmsley once elected to the board.

•	Audit Committee: Hugh Johnston (chair); committee members include Teri List-Stoll, Arne Sorenson and John W. Stanton.

•	Compensation Committee: Sandra E. Peterson (chair); committee members include Charles W. Scharf and Padmasree Warrior.

•	Governance and Nominating Committee: John W. Thompson (chair); committee members include Teri List-Stoll, Sandra E. Peterson and Charles W. Scharf.

•	Regulatory and Public Policy Committee: Penny Pritzker (chair); committee members include John W. Stanton and John W. Thompson.

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